UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2009

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2009, Central Garden & Pet Company (the “Company”) issued a press release announcing that Stuart Booth, the Company’s Executive Vice President, Chief Financial Officer and Secretary, will be transitioning into a new role within the Company effective upon the successful completion of a search for a new Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

In connection with his resignation as Chief Financial Officer, Mr. Booth and the Company entered into a Separation Agreement and General Release of All Claims (the “Separation Agreement”), a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference herein. Pursuant to the Separation Agreement, Mr. Booth will remain in his current position until a new Chief Financial Officer is hired and for a reasonable transition period thereafter as requested by the Company not to exceed sixty (60) days. During the transition period, the Company will continue Mr. Booth’s current base salary and Mr. Booth will be eligible for a “transition bonus” of up to $10,000 per month for each full month.

Item 9.01.	Financial Statements and Exhibits

99.1	Press Release dated April 1, 2009.

99.2	Separation Agreement and General Release of All Claims between Stuart W. Booth and Central Garden & Pet Company, dated April 1, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/s/ William E. Brown
William E. Brown
Chairman and Chief Executive Officer

Dated: April 7, 2009

3